Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700

BREEZE-EASTERN REPORTS RECORD NET INCOME AND
EARNINGS PER SHARE FOR FISCAL 2009 ON LOWER SALES AND
EXCLUDING NON-RECURRING ITEMS
Union, New Jersey — May 21, 2009 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported that for the fiscal year ended March 31, 2009, it had net income of $5.8 million versus $9.4 million for fiscal 2008, or net income of $.61 per diluted share for fiscal 2009 compared to $1.00 per diluted share for fiscal 2008. Excluding the non-recurring items in fiscal 2009 of the charge for refinancing the Company’s debt and the release of a tax accrual and in fiscal 2008 the gain on the sale of the Union, New Jersey facility, the net income for fiscal 2009 was $5.7 million or $.61 per diluted share versus net income for fiscal 2008 of $5.5 million or $.58 per diluted share, a 5% increase. Operating income for fiscal 2009 decreased to $11.3 million from $12.9 million for fiscal 2008. Sales for fiscal 2009 decreased 1% to $75.4 million from $76.0 million for fiscal 2008. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for fiscal 2009 decreased 11% to $12.7 million from $14.3 million for fiscal 2008. New orders received during fiscal 2009 were $82.1 million compared to $81.1 million for fiscal 2008. The book-to-bill ratio was 1.1 for both fiscal 2009 and 2008.
Net income for the 2009 fiscal fourth quarter was $2.4 million versus $6.5 million in the prior-year period or $.25 per diluted share compared to $.69 per diluted share in the prior-year period. Excluding the release of a tax accrual in fiscal 2009 and the gain on the sale of the Union, New Jersey facility in fiscal 2008, net income in the fourth quarter of fiscal 2009 was $2.0 million or $.22 per diluted share and for 2008 was $2.6 million or $.28 per diluted share. Operating income for the fourth quarter of fiscal 2009 was $3.6 million compared to $5.2 million for the fourth quarter of fiscal 2008, a 31% decrease. Sales of $23.4 million in the fiscal fourth quarter of 2009 decreased from $24.4 million for the same period in the prior year, a 4% decrease. Adjusted EBITDA, for the fourth quarter of fiscal 2009 decreased 27% to $4.0 million versus $5.6 million in the prior-year period. The provision for income taxes in the fourth quarter of fiscal 2009 includes the release of $0.4 million for an unrecognized tax benefit from prior years which was settled in fiscal 2009. New orders received during the 2009 fiscal fourth quarter were $23.1 million compared to $26.3 million in the prior fiscal year’s fourth quarter. The Company’s book-to-bill ratio for the fiscal 2009 fourth quarter was 1.0 compared with 1.1 for last year’s fiscal fourth quarter.
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — May 21, 2009
Fiscal 2009 Full Year and Fourth Quarter Earnings Release	Page 2 of 6

Robert L. G. White, President and Chief Executive Officer of the Company, said, “Considering the impact of the global recession on the world economy and the meltdown in the financial markets since last fall, Breeze-Eastern held its own. Excluding the non-recurring items in fiscal 2009 of the charge for refinancing the Company’s debt and the release of a tax accrual and in fiscal 2008 the gain on the sale of the Union, New Jersey facility, net income and earnings per diluted share were at record levels in fiscal 2009. Our debt, net of cash on hand at March 31, 2009, was $18.7 million, down $5.3 million from fiscal 2008 and carried a blended interest rate of 3.6% at fiscal year end. The backlog of work in the pipeline is at record levels, our book-to-bill ratio was over 1.0 for the fourth year in a row and we continue to win new programs. Since April 2007, we have won fifteen of the eighteen programs targeted.”
Mr. White continued, “With all of that said, our overall operating performance missed our targets for fiscal 2009. The decrease in operating income and Adjusted EBITDA for the fourth quarter and the full fiscal year were attributable to several factors, principally a decrease in overall sales volume, lower gross profit in engineering services and an unfavorable shift in the mix of products sold. For example, costs incurred in fiscal 2009 associated with a contract to develop a new piece of equipment for a fixed wing aircraft to be used by the U.S. Army for tactical combat operations accounted for decreases of 2.0% and 1.7% in gross margin in the fiscal 2009 fourth quarter and full fiscal year, respectively, compared to fiscal 2008. Customer delays in shipping schedules also prevented us from achieving our target of a favorable comparison for the quarter and the year. While aftermarket sales in overhaul & repair and spares in the fourth quarter of fiscal 2009 showed favorable comparisons to fiscal 2008, the margins achieved were lower due to product mix within these sales categories. Spare parts sales were down in fiscal year 2009 compared to fiscal year 2008. Sales of new production products in the fourth quarter and full year of fiscal 2009 were below fiscal 2008 while sales of engineering services were up but did not contribute to gross profit due to the contract mentioned above. The lower general, administrative and selling expenses for the fourth quarter and full fiscal year of 2009 were primarily due to lower marketing expenses and no incentive bonuses, as the operating targets were not met in fiscal 2009 offset somewhat by higher internal research and development costs related to new product development. The backlog as of March 31, 2009 was $131.0 million compared to $124.3 million at March 31, 2008, representing a 5% increase.”
Outlook
Mr. White concluded, “Late in the fourth quarter of fiscal 2009 we saw, for the first time, some indications that the global economic slowdown was beginning to affect our markets as certain customers have started to request extensions of delivery dates for products and have also asked for extended payment terms. We have not, however, seen outright cancellation of orders. Notwithstanding this, we have recently implemented a cost reduction program whereby the services of the contract engineers we had been using for various projects has been significantly reduced and the number of our full time employees has been reduced by more than 7% during fiscal 2010. These actions were taken to position the Company to address any further indications of a slowdown while still maintaining a staffing level necessary to handle the work load. We expect sales levels in fiscal 2010 to be slightly higher than fiscal 2009 with an attendant slight increase in profitability. In recent fiscal years, including 2009, our revenues in the second half of the fiscal year have generally exceeded revenues in the first half. We anticipate that this trend will continue in fiscal 2010. We will be relocating to another facility in fiscal 2010 that is better suited to our current and expected needs. While the relocation will require a cash outlay of approximately $5 million to fit out the new facility, we expect to continue our debt reduction program with a targeted principal reduction in the area of $5 million to $6 million in fiscal 2010.”

Breeze-Eastern Corporation — May 21, 2009
Fiscal 2009 Full Year and Fourth Quarter Earnings Release	Page 3 of 6

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $75.4 million in the fiscal year ended March 31, 2009.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, gain on sale of facility and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

Breeze-Eastern Corporation — May 21, 2009
Fiscal 2009 Full Year and Fourth Quarter Earnings Release	Page 4 of 6

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the period ended December 28, 2008.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — May 21, 2009 Fiscal 2009 Full Year and Fourth Quarter Earnings Release	Page 5 of 6

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/09	3/31/08	3/31/09	3/31/08

Net sales	$23,425	$24,418	$75,427	$75,974
Cost of sales	14,579	13,694	45,337	43,457

Gross profit	8,846	10,724	30,090	32,517

General, administrative and selling expenses	5,225	5,505	18,832	19,574
Interest expense	238	641	1,367	3,311
Other expense-net	98	58	231	165
Loss on extinguishment of debt	—	—	551	—
Gain on sale of facility	—	(6,811)	—	(6,811)

Income before income taxes	3,285	11,331	9,109	16,278

Provision for income taxes	903	4,857	3,349	6,836

Net income	$2,382	$6,474	$5,760	$9,442

Basic earnings per share:
Net income	$0.25	$0.69	$0.62	$1.01

Diluted earnings per share:
Net income	$0.25	$0.69	$0.61	$1.00

Weighted average basic shares	9,365,000	9,332,000	9,355,000	9,314,000
Weighted average diluted shares	9,379,000	9,400,000	9,400,000	9,396,000
BALANCE SHEET INFORMATION

	3/31/09	3/31/08

Current assets	$49,905	$47,791
Property — net	3,859	3,833
Other assets	22,941	24,566

Total assets	$76,705	$76,190

Current portion of long-term debt and short term borrowings	$3,286	$5,977
Other current liabilities	14,297	13,270

Total current liabilities	17,583	19,247
Long-term debt	18,071	19,849
Other non-current liabilities	7,724	10,202
Stockholders’ equity	33,327	26,892

Total liabilities and stockholders’ equity	$76,705	$76,190

Breeze-Eastern Corporation — May 21, 2009 Fiscal 2009 Full Year and Fourth Quarter Earnings Release	Page 6 of 6

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	3/31/09	3/31/08	3/31/09	3/31/08

Net sales	$23,425	$24,418	$75,427	$75,974
Cost of sales	14,579	13,694	45,337	43,457

Gross profit	8,846	10,724	30,090	32,517

General, administrative and selling expenses	5,225	5,505	18,832	19,574

Operating income	3,621	5,219	11,258	12,943

Add back: depreciation and amortization	416	332	1,454	1,319

Adjusted EBITDA	$4,037	$5,551	$12,712	$14,262

Net income	$2,382	$6,474	$5,760	$9,442
Provision for income taxes	903	4,857	3,349	6,836
Depreciation and amortization	416	332	1,454	1,319
Interest expense	238	641	1,367	3,311
Other expense-net	98	58	231	165
Loss on extinguishment of debt	—	—	551	—
Gain on sale of facility	—	(6,811)	—	(6,811)

Adjusted EBITDA	$4,037	$5,551	$12,712	$14,262

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